Exhibit 10.1

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of February 14, 2023 (the “Effective Date”), between J & J Snack Foods Corp., a New Jersey corporation (the “Company”), and Daniel Fachner (the “Executive”).

WHEREAS, the Company currently employs the Executive as its President and Chief Executive Officer;

WHEREAS, the Company and the Executive desire to set forth the complete terms and conditions of the Executive’s continued employment with the Company in this Agreement; and

WHEREAS, the parties agree that defined terms used herein and not otherwise defined have the meaning assigned to them in Section 9 of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.            Terms and Conditions of Employment.

(a)    Position. The Company will continue to employ the Executive and the Executive will continue to serve as the President and Chief Executive Officer of the Company. The Executive will have such responsibilities and authority that are consistent with such position and are assigned from time to time to the Executive by the Board of Directors of the Company (the “Board”).

(b)    Duties. The Executive’s service to the Company will be on a full-time basis, and the Executive will report to the Board. Throughout the Executive’s employment hereunder, the Executive shall devote substantially all of the Executive’s business time, energy, and skills to the performance of the duties of the Executive’s employment, shall faithfully and industriously perform such duties in a manner that is consistent and in compliance with all applicable laws and regulations, and shall diligently follow and implement all Company policies.

(c)    No Conflicts. During the Term, the Executive shall not engage in any business activity that the Board determines, in its sole discretion, conflicts or may conflict with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit, or other pecuniary advantage. The Executive agrees that, in addition to any annual certifications under the Company’s Conflicts of Interest policies, he shall promptly report any potential conflict in writing to the Board (or an appropriate Committee of the Board), affirmatively disclosing any outside business activity that presents even the appearance or possibility of a conflict. The Executive shall notify the Board in writing if the Executive desires to pursue any non-competitive opportunity (including acting or serving as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization) during the Term, which notice shall specify, in detail, the non-competitive opportunity and the time commitment involved. The Board shall determine, in its sole discretion, whether to approve the Executive’s performance of services in respect of such non-competitive opportunity, which approval shall not be unreasonably withheld so long as the performance of the services in respect of such non-competitive opportunity will not, in the good faith determination of the Board, have an adverse effect on the Company and/or the performance of the Executive’s duties under this Agreement. The Company acknowledges that Executive is currently engaged in the business activities and non-competitive opportunities set forth on Schedule A, and the Company agrees that Executive may continue to engage in those opportunities as long as Executive complies with the requirements set forth in this Section 1(c).

2.            Compensation.

(a)    Annual Base Salary. The Company shall pay the Executive an annual base salary of Nine Hundred Fifty Thousand Dollars ($950,000.00) (the “Base Salary”), which shall be payable in regular installments in accordance with the Company’s general payroll practices. The Base Salary will be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) from time to time on the same basis as other similarly situated Company executives and may be adjusted as part of such review. Any adjusted base salary resulting from such review shall be the “Base Salary” under this Agreement.

(b)    Annual Bonus. The Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in an amount determined in the sole discretion of the Compensation Committee and subject to the attainment of performance targets and objectives the Compensation Committee determines, if any; provided that the Annual Bonus target shall not be less than the Base Salary. Any Annual Bonus shall be payable during the fiscal year following the fiscal year for which the Annual Bonus is earned. The Executive will be eligible to receive payment of an Annual Bonus for any fiscal year only if the Executive remains employed by the Company through the last day of the applicable fiscal year.

(c)    Equity Awards. The Executive shall be eligible to participate in the Company’s equity incentive plans, including, without limitation, the J&J Snack Foods Corp. Amended and Restated Long-Term Incentive Plan, as amended and any amendment or successor to such plan (the “Equity Plan”), subject to the terms of such plans, as determined by the Compensation Committee, in its sole discretion; provided the annual Equity Award granted shall not be less than One Million Five Hundred Thousand Dollars ($1,500,000). The provisions of such plans, and any awards evidencing grants under such plans, shall control with respect to the vesting and exercisability of such awards, including on termination of employment with the Company.

(d)    Expenses. The Executive shall be entitled to be reimbursed for reasonable and necessary expenses the Executive incurs in connection with the performance of the Executive’s duties of employment hereunder. The Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies the Company adopts from time to time. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Reimbursements shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.

(e)    Paid Time Off. The Executive shall be entitled to paid time off in accordance with the terms of Company policies, as in effect from time to time, on the same basis as other similarly situated Company executives.

(f)    Benefits. In addition to the benefits payable to the Executive described herein, the Executive shall be entitled to such benefits as generally may be made available to all other similarly situated Company executives from time to time; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.

(g)    Milestone Bonus. Executive shall be paid a bonus of Five Million Dollars ($5,000,000.00) (the “Milestone Bonus”) if (i) Executive remains employed by the Company for the entire Term of this Agreement; (ii) the Company obtains a target EBITDA of Six Hundred Million Dollars ($600,000,000) in the aggregate over the course of the fiscal years ending in 2023, 2024, 2025 and 2026 (“Target EBITDA”); and (iii) Executive timely signs and does not revoke a separation agreement with a general release in favor of the Company, its officers, directors, employees and agents, in a form satisfactory to the Company; provided, however, that if a new significant COVID outbreak or similar pandemic event or events cause a significant disruption of the Company’s business, the Executive and the Company shall meet and reasonably and in good faith confer on the impact to the Company’s business caused by such event or events and any appropriate adjustments that should be made to Target EBITDA. If the Company does not obtain the Target EBITDA, Executive will not be entitled to a pro-rata portion of the Milestone Bonus. The Milestone Bonus, if earned, shall be payable no later than February 28, 2027. For the avoidance of doubt, the Milestone Bonus is to be paid in addition to the Annual Bonus and/or any Bonus in Sections 3(c), (d) or (e), if applicable.

(h)      Withholding. All payments the Company makes to or on behalf of the Executive pursuant to this Agreement shall be reduced for any applicable state, local, and/or federal tax withholding obligations and any other deductions authorized by the Executive or required by law.

3.            Term, Termination, and Severance Compensation.

(a)      Term of Employment. The term of employment under this Agreement shall be for the period beginning on the Effective Date and ending four (4) years thereafter (the “Term”). The parties may agree to extend the Term, upon a mutually agreed-upon written agreement, signed by both parties, which expressly references this Agreement. If no such written agreement is entered into before the expiration of the Term, the Agreement shall expire on its own terms (“Non-Renewal”) and Executive’s employment shall be terminated due to the Non-Renewal. In all cases, the Term is subject to earlier termination as provided in Section 3(b).

(b)      Termination. Subject to severance, compensation, milestone and equity terms contained herein, this Agreement and the Executive’s employment hereunder may be terminated without any breach of this Agreement:

(i)         by the Company without Cause;

(ii)        by the Company or the Executive due to the Disability of the Executive;

(iii)       upon the death of the Executive;

(iv)        by the Executive due to the Executive’s retirement (“Retirement”), upon at least ninety (90) days’ prior written notice to the Company, which notice period may be reduced by the Board, in its sole and reasonable discretion;

(v)         by the Executive for Good Reason;

(vi)        by the Executive upon consummation of a Change in Control, at Executive’s option, for a period of six (6) months after such Change in Control;

(vii)       by the Executive without Good Reason, upon at least sixty (60) days’ prior written notice to the Company;

(viii)      upon Non-Renewal of this Agreement; or

(ix)        by the Company for Cause.

Notice of termination by any party shall be given in writing prior to termination and shall specify the basis for termination and the Date of Termination. In the event of Executive’s death, termination shall be automatic and the Date of Termination shall be the date of death. Notice of termination for Cause by the Company, or for Good Reason or Change in Control by the Executive, shall specify the facts alleged to constitute termination for Cause, Good Reason, or Change in Control, as applicable. On termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer and/or member of the Board (or a committee thereof) of the Company or any of its Affiliates.

(c)   Benefits Payable to Executive upon Termination By the Company Without Cause or By the Executive for Good Reason or due to a Change in Control. If this Agreement and Executive’s employment hereunder are terminated pursuant to Sections 3(b)(i), (v) or (vi) of this Agreement, the Executive shall:

(i)    receive (a) Executive’s Base Salary due through the Date of Termination; (b) compensation for accrued but unused paid time off; (c) reimbursement for any business expenses, not yet reimbursed, as provided by the Company’s business expense reimbursement policies; and (d) all compensation due to Executive under the terms of the Company’s benefit plans, as required by the terms of such plans (collectively, the “Accrued Obligations”), with the amounts identified in subsections (a), (b), and (c) payable to Executive no later than the March 15 of the calendar year following the calendar year in which the termination occurs;

(ii)    receive the greater of Executive’s Base Salary in effect immediately prior to such termination for (a) the remainder of the Term, and (b) three (3) years, which salary continuance is payable in regular installments commencing within 30 days following Executive’s Separation From Service, in accordance with the Company’s general payroll practices, but subject to the Postponement Period, if applicable;

(iii)    receive, within 30 days following Executive’s Separation From Service but subject to the Postponement Period, a lump sum bonus (minus all applicable withholdings) equal to three (3) times the greater of the Executive’s (a) most recent Annual Bonus and (b) the Annual Bonus received immediately prior to his most recent Annual Bonus;

(iv)    with respect to any issued and outstanding awards under the Equity Plan and notwithstanding the terms of any awards issued under the Equity Plan, all unvested awards under the Equity Plan shall continue to vest according to their original vesting schedule without regard to the Executive’s termination and Executive’s stock options issued under the Equity Plan shall not expire or become exercisable on account of the termination of employment or any Separation From Service (the “Equity Benefit”); and

(v)    be entitled to have the Company pay the Executive’s COBRA premiums, if the Executive timely elects to COBRA coverage, for the period Executive is eligible to receive COBRA coverage. Notwithstanding the foregoing, Executive’s eligibility for the Company’s payment of COBRA premiums shall end upon the earlier of (i) the date Executive affirmatively and voluntarily chooses to no longer receive COBRA continuation coverage, or (ii) the date Executive becomes ineligible for COBRA continuation coverage. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide COBRA coverage without cost to Executive without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall instead pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the Company’s share of the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the period during which Executive is eligible for COBRA. This payment shall be paid in accordance with the Company’s regular payroll cycle over the number of months that the COBRA benefit is remains in effect (this subsection (v) referred to as “the COBRA Benefit”).

The compensation and other rights in Section 3(c)(ii) - (v) constitute “Severance Package III”.

(d)    Benefits Payable to Executive upon Termination due to Death or Disability of Executive. If this Agreement and Executive’s employment hereunder are terminated pursuant to Sections 3(b)(ii) or (iii) of this Agreement, Executive shall:

 (i)    receive the Accrued Obligations,

 (ii)    receive the Equity Benefit and COBRA Benefit;

 (iii)    receive the greater of Executive’s Base Salary in effect immediately prior to such termination for (a) the remainder of the Term, and (b) two (2) years, which salary continuance is payable in regular installments commencing within 30 days following Executive’s Separation From Service, in accordance with the Company’s general payroll practices, but subject to the Postponement Period, if applicable; and

 (iv)    receive, within 30 days following Executive’s Separation From Service but subject to the Postponement Period, a lump sum bonus (minus all applicable withholdings) equal to two (2) times the greater of the Executive’s (a) most recent Annual Bonus and (b) the Annual Bonus received immediately prior to his most recent Annual Bonus.

The compensation and other rights in Section 3(d)(ii) - (iv) constitute “Severance Package II”.

(e)    Benefits Payable to Executive due to Non-Renewal by the Company or due to the Executive Without Good Reason or for Retirement After Completion of at Least Two Years of the Term. If this Agreement and Executive’s employment hereunder are terminated pursuant to (x) Section 3(b)(viii) due to Non-Renewal by the Company, or (y) Sections 3(b)(iv) or (vii) after completion of at least two (2) years of the Term due to Executive’s Retirement or Termination Without Good Reason, the Executive shall:

 (i)    receive the Accrued Obligations,

 (ii)    receive the Equity Benefit and COBRA Benefit;

 (iii)    receive Executive’s Base Salary in effect immediately prior to such termination for one (1) year, which salary continuance is payable in regular installments commencing within 30 days following Executive’s Separation From Service, in accordance with the Company’s general payroll practices, but subject to the Postponement Period, if applicable; and

 (iv)    receive, within 30 days following Executive’s Separation From Service but subject to the Postponement Period, a lump sum bonus (minus all applicable withholdings) equal to the greater of the Executive’s (a) most recent Annual Bonus and (b) the Annual Bonus received immediately prior to his most recent Annual Bonus.

The compensation and other rights in Section 3(e)(ii) - (iv) constitute “Severance Package I”.

(f)    Benefits Payable to Executive upon Termination by the Company for Cause, for Non-Renewal Either by Executive or upon Mutual Agreement of the Parties, or due to Executive’s Termination Without Good Reason or Retirement Prior to Completion of at Least Two Years of the Term. The Executive only shall be entitled to receive the Accrued Obligations if this Agreement and Executive’s employment hereunder are terminated pursuant to (x) Section 3(b)(viii) due to Non-Renewal at Executive’s choice or upon mutual agreement by the parties, (y) 3(b)(ix) due to termination by the Company for Cause, or (z) Sections 3(b)(iv) or (vii) prior to the completion of at least two (2) years of the Term due to Executive’s Retirement or Termination Without Good Reason.

(g)    Conditions for Receipt of Any Severance Compensation. As a condition to the payment of Severance Package I, II or III, the Executive shall be required to execute, return to the Company, and not revoke within the revocation period provided therein, a separation agreement including a general release of claims, in a form substantially consistent with the form attached hereto as Schedule B (“Separation Agreement”). The Executive shall return the executed Separation Agreement to the Company by no later than 30 days following the Date of Termination, unless the Company notifies the Executive in writing in advance that a longer period will be permitted (the “Release Period”). Notwithstanding anything in this Agreement to the contrary, in the event that the Release Period overlaps two (2) calendar years, unless otherwise permitted by Code Section 409A, any benefits and payments under Sections 3(c), (d) or (e) that would have been paid during such first calendar year shall instead be withheld and paid on the first payroll date in such second calendar year, with all remaining payments to be made as if no such delay had occurred.

(h)    Survival of Obligations following Termination of Agreement. The obligations and commitments of the parties set forth in this Agreement, which extend beyond its termination, specifically including, but not limited to, those commitments relating to Severance Package I, II or III (as applicable), confidentiality and proprietary information, and restrictive covenants, shall survive according to their terms, as shall all provisions in this Agreement relating to their interpretation and enforcement.

4.            Ownership and Protection of Proprietary Information.

(a)         Confidentiality. The Executive acknowledges that, in performing services for the Company as a trusted executive, he may gain access to the Company’s Confidential Information, including Trade Secrets. The Executive understands that the Company is willing to grant him access to such Confidential Information only on the condition that the Executive agrees to the terms and conditions of this Agreement. All Confidential Information shall be deemed the property of the Company and the Executive shall use his best efforts to protect the Confidential Information and other Company property on behalf of the Company. Except to the extent necessary to perform the duties the Company assigns hereunder or as required under the Company’s policies and procedures, the Executive will hold such Confidential Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information or any physical embodiments thereof and may in no event take any action causing, or fail to take the action necessary in order to prevent, any Confidential Information to lose its character or cease to qualify as Confidential Information or Trade Secrets, as applicable.

(b)         Electronic Information. The Executive shall not access, copy, download, email, reproduce, or otherwise duplicate, record, abstract, summarize, or re-create (including through memory) any Confidential Information, or use any Company or Affiliate computers, computer systems, equipment, tools, or other property of the Company or its Affiliates, except as expressly permitted or required for the proper performance of Executive’s duties for the Company and its Affiliates. The Executive is not authorized to, and shall not, access any Company or Affiliate computer or computer system, or access, copy, download, email, reproduce, or otherwise duplicate, record, abstract, summarize, or re-create (including through memory) any Confidential Information to (among other things) compete or prepare to compete against the Company and its Affiliates or for or on behalf of any competitor.

(c)         Obligations Relating to Company Property and Information.

(i)         The Executive acknowledges that, in performing services for the Company and its Affiliates, the Executive may use personal electronic equipment such as a laptop computer, personal computer, personal data assistant, smart-phone, cell phone, tablet, pager, and/or other electronic communication and/or memory devices the Executive owns (collectively, “Personal Electronic Equipment”). All Company information, including Confidential Information, contained on any Personal Electronic Equipment is the sole and exclusive property of the Company and its Affiliates. If the Executive has Personal Electronic Equipment that is not located on the Company’s or an Affiliate’s premises, the Executive shall immediately deliver such equipment to the Company upon its or its designee’s request for the purpose of accessing, reviewing and taking possession of (or deleting) Confidential Information. All Confidential Information stored on any Personal Electronic Equipment is subject to the applicable restrictions set forth above.

(ii)         Upon request by the Company, and in any event upon termination of this Agreement for any reason, the Executive will promptly deliver to the Company all property belonging to the Company or its Affiliates, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive’s custody, control or possession and any and all devices, computer disks or tapes, records (in electronic and paper form), equipment, data, notes, reports, proposals, lists, correspondence, specifications, drawings, and other documents and property, or reproductions of any aforementioned items that that Executive developed pursuant to this Agreement or that otherwise came into the Executive’s possession during his employment.

(d)         Cooperation.

(i)         Following notice of termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company, as the Board may reasonably request, to effect a transition of the Executive’s responsibilities and to ensure that the Company is aware of all matters the Executive is then handling.

(ii)         The Executive agrees that, during and after his employment, he will fully cooperate and consult with the Company in connection with any litigation, audits, investigations, claims, or personnel matters that may arise over actions or matters that occurred or failed to occur during his employment with the Company. The Executive agrees to assist the Company, as a witness or otherwise, during any such litigation audit, investigation, claim, or personnel matter (including depositions, affidavits, and trial) if requested by the Company. The Executive agrees to meet at reasonable times and places with the Company’s agents or attorneys for purposes of preparing for such activities. To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of the Executive’s participation in any such activities in a reasonable manner to take into account the Executive’s then current employment. The Company will pay the reasonable documented out-of-pocket expenses that the Executive incurs for travel the Company requires with respect to those activities, and in the event that such cooperation is requested at a time when the Executive is not employed by the Company and is not receiving Severance Package I, II or III, the Executive shall be compensated for his services on a reasonable basis to be mutually agreed upon by the parties.

(e)         Notwithstanding the above or any provision of this Agreement or any other agreement the Executive executes to the contrary, there shall be no restriction on the Executive’s ability to (i) report violations of any law or regulation, (ii) provide truthful testimony or information pursuant to subpoena, court order, or similar legal process, (iii) provide truthful information to government or regulatory agencies, or (iv) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17. In addition, 18 U.S.C. §1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal… (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement, any other agreement executed by the Executive, or any Company policy is intended to conflict with this Section 4(e).

(f)         Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets the Company disclosed or the Executive developed while employed or engaged by the Company prior to or after the date hereof. The covenants restricting the use of Confidential Information and Trade Secrets will continue to apply for so long as permitted by the governing law.

5.            Non-Competition and Non-Solicitation Provisions.

(a)    The Executive acknowledges that the Company has spent substantial time, money, and effort over the years in developing and solidifying its customer relationships and protecting its Confidential Information and goodwill, that long-term customer relationships often can be difficult to develop and require a significant investment of time, money and effort and that the Company pays its employees, such as the Executive, to, among other things, develop and preserve customer goodwill, customer loyalty, and customer contacts, as well as Confidential Information. Subject to the terms of this Section 5, the Executive shall not (except on behalf of or with the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion), during the Restricted Period, directly or indirectly, on the Executive’s behalf or for or on behalf of any other person or entity:

(i)    provide any executive, managerial, supervisory, sales, marketing, research, consulting or customer-related services to assist any Competing Business in competing, directly or indirectly, with the Company or its Affiliates in the Area;

(ii)    solicit, or take away, or attempt to solicit, or take away, from the Company or its Affiliates the business of any Customers for the purpose of providing for any such Customer any product or service that the Company or any of its Affiliates provided during the Executive’s employment with the Company;

(iii)    cause or attempt to cause any of the Customers to terminate or reduce their existing relationships with the Company or any Affiliates;

(iv)    provide any competitive products or services to any Customers in competition against the Company or its Affiliates; or

(v)    hire any employee of the Company or its Affiliates or attempt to hire any employee of the Company or its Affiliates, or solicit or induce, or attempt to solicit or induce, any employee or independent contractor of the Company or its Affiliates to leave the employ of, or sever their engagement with, the Company or its Affiliates, or to work for any competitor of the Company and/or its Affiliates.

(b)    The Executive acknowledges that the restrictions in this Agreement apply to all forms of communication, including, without limitation, written communications, verbal communications, email communications, and all forms of electronic communications through social media websites or applications that may be broadly disseminated, including, but not limited to, status updates, posts, direct/personal messages, tweets, or retweets on LinkedIn, Twitter, Google+, Facebook, or any other form of electronic communication.

(c)    During and after the Executive’s employment, the Executive agrees that he will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Company or any person or entity that the Executive reasonably should know is an Affiliate of the Company. Similarly, the Company agrees that it shall instruct the members of the Company’s Board and its officers not to make any statement (written or oral) that could reasonably be perceived as disparaging to the Executive.

(d)    For the avoidance of doubt, to the extent that the Executive has separately agreed to covenants that are more restrictive (e.g., in breadth or length of time) than those contained in this Agreement, the more restrictive covenants will continue to apply if and as applicable.

6.            Remedies and Enforceability.

The Executive agrees that the covenants and representations contained in Sections 4 and 5 hereof are of the essence of this Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Company; that the Company will suffer irreparable damage should the Executive breach any of such covenants; and that each of such covenants is separate from the other of covenants and agreements and also from the other provisions of this Agreement; that the unenforceability of any such covenant shall not affect the validity or enforceability of any other such covenant or any other provision of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements without the necessity of posting any bond. Furthermore, the Executive agrees that any material violation of the covenants in Sections 4 and 5 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Sections 2(g) and/or 3(b). The Company and the Executive agree that all remedies available to the Company or the Executive, as applicable, shall be cumulative.

7.            Notice.

All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Company:	J & J Snack Foods Corp. 350 Fellowship Road Mount Laurel, NJ 08054 Attn: Senior Vice President and General Counsel MPollner@jjsnack.com

If to the Executive:	The address most recently on file with the Company

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed; or (d) five (5) business days after deposit in the United States Mail postage prepaid by certified mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above. A party may change that party’s notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

8.            Miscellaneous.

(a)         Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns. The Company may assign this Agreement to any legal successor to the Company’s business or to an entity that purchases all or substantially all of the assets of the Company, but not otherwise without the prior written consent of the Executive. In the event the Company assigns this Agreement, as permitted by this Agreement, and the Executive remains employed by the assignee, the “Company” as defined herein will refer to the assignee and the Executive will not be deemed to have terminated his employment hereunder until the Executive terminates his employment with the assignee. The Executive may not assign this Agreement.

(b)         Waiver, Etc. The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion. No delay or omission to exercise any right accruing to any party to this Agreement upon any breach or default of any other party to this Agreement, will impair any such right of such non-breaching or non-defaulting party, nor will it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permission or approval of any kind on the part of any party of any breach or default under this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, whether under this Agreement or otherwise afforded to any party by law, are cumulative and not alternative, and the use of any one remedy by a party will not preclude its right to use any other remedy.

(c)         Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee, without giving effect to any choice or conflict of law provision or rule. The parties (i) irrevocably and unconditionally submit to the exclusive jurisdiction of any appropriate state court located in Davidson County, Tennessee or the federal court for the Middle District of Tennessee for the purpose of any proceeding arising out of this Agreement (subject to clause (v) below); (ii) shall not commence any proceeding arising out of this Agreement except in such courts; (iii) waive, and shall not assert, as a defense, or otherwise, in any such proceeding; any claim that he, they or it, as applicable, are not subject personally to the jurisdiction of such courts, that such party’s property is exempt or immune from attachment or execution, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such court; (iv) shall bear their own costs in respect of any disputes arising under this Agreement; and (v) consent to personal jurisdiction for any equitable action sought in such court or in any court having subject matter jurisdiction.

(d)         Limitation on Set-Off. The existence of any claim by the Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the Company’s right to seek and obtain injunctive relief pursuant to Section 6.

(e)         Section 409A Compliance. It is the intent of the parties that any payment to which the Executive is entitled under this Agreement be exempt from or in compliance with Code Section 409A, to the maximum extent permitted under Code Section 409A. If any such amounts are considered to be “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid in a manner, and at such time and form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Executive nor the Company shall intentionally take any action to accelerate or delay the payment of any amounts in any manner that would not be in compliance with Code Section 409A without the consent of the other party. For purposes of this Agreement, all rights to payments, including installment payments, shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Code Section 409A. To the extent that some portion of the payments under this Agreement may be bifurcated and treated as exempt from Code Section 409A under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Code Section 409A. Notwithstanding the foregoing, the Company makes no representation that the payments and benefits provided under this Agreement comply with Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Code Section 409A.

(f)         Section 409A Six-Month Delay. Notwithstanding any provisions of this Agreement to the contrary, to the extent that Executive is a Specified Employee, all payments owed to Executive due to a Separation From Service shall not be made during the Postponement Period. If payment is required to be delayed for the Postponement Period pursuant to Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within 15 days following the end of the Postponement Period, if earlier, within 60 days of the Executive’s death.

(g)        Section 280G. If the Executive would be entitled to payments or benefits under this Agreement or under any other plan, program, agreement or arrangement that would constitute “parachute payments” as defined in Code Section 280G and could result in any such payment or benefit being subject to an excise tax under Code Section 4999, the present value of the Executive’s payments and benefits will be reduced by the minimum amount necessary such that the aggregate present value of such payments and benefits do not trigger the excise tax; provided, however, no such reductions shall be given effect if Executive would be entitled to greater payments and benefits on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes) than if such reductions were to be implemented. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments. All determinations in applying the foregoing provisions for purposes of the “golden parachute” rules under Code Sections 280G and 4999 will be reasonably determined by the Company’s independent accountants and shall be final and binding on the parties.

(h)        Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements. All prior agreements relating to the subject matter of this Agreement are hereby expressly terminated and no further obligations shall be owed by either party under any such prior written or oral agreement.

(i)         Amendment. This Agreement may not be amended or supplemented except by a written instrument executed by the parties hereto.

(i)         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument and agreement.

(j)         Validity. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (i) the parties agree that such provision(s) should be modified by the court and, to the maximum extent permissible under the applicable law, enforced; and (ii) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision.

(k)         Full Understanding. The Executive acknowledges and agrees that he has reviewed all of the provisions of this Agreement, is voluntarily entering into this Agreement, and has had an opportunity to review all aspects of this Agreement with his legal, tax, and other advisors.

9.            Definitions. In addition to terms defined above in the text of this Agreement, the following terms are defined as provided below:

(a)         “Affiliate” means any person or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

(b)         “Area” means any state within the United States in which the Company did business within the final two (2) years of Executive’s employment with the Company and its Affiliates.

(c)         “Business of the Company” means the business of the manufacture, development, advertising, marketing, promotion, distribution, or sale of soft pretzels, churros, funnel cakes, frozen cookie dough, in-store bakery and bread products, biscuits and/ or dumplings, frozen carbonated and uncarbonated beverages, frozen novelties, or similar products.

(d)         “Cause” means the occurrence of any of the following events:

(i)    habitual neglect or habitual failure by the Executive to perform his duties under this Agreement, after being given at least 30 days’ prior written notice by the Company with an opportunity to cure;

(ii)    any act by the Executive of fraud against, misappropriation from, or dishonesty to either the Company or an Affiliate that results in the Executive’s improper gain or personal enrichment to the detriment of the Company or any Affiliate; or

(iii)    indictment or conviction of the Executive for commission of a felony or a lesser crime involving dishonesty, fraud, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion; or other crime involving moral turpitude.

(e)          A “Change in Control” shall have occurred:

(1)    if the Company shall sell all or substantially all of its assets to a third party;

(2)    if the Company shall merge or consolidate into or with another corporation and the Company shall not be the surviving corporation or persons owning an majority of the voting securities of the Company prior to such transaction shall not continue to own a majority of the voting securities of the corporation surviving such transaction;

(3)    if any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in Section 13(d) and 14(d) of the Exchange Act), other than the Company or any of its Affiliates (a “Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the outstanding shares of common stock of the Company; or

(4)    if a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election.

(f)         “COBRA” means the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended, and all rules and regulations promulgated thereunder.

(g)         “Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

(h)         “Competing Business” means any person or entity that is engaged in the Business of the Company.

(i)         “Confidential Information” means data and information including, but not limited to, all confidential information of the Company and its Affiliates, regardless of the form or medium in which it was created, stored, reflected or preserved, and includes, but is not limited to, Trade Secrets. Executive understands that Confidential Information may or may not be labeled as “confidential” and Executive will treat all information as confidential unless otherwise informed by a member of the Company’s Board.

(j)         “Customers” means (i) customers of the Company or its Affiliates with respect to whom or which the Executive interacted at any time during the Executive’s final two (2) years of employment with the Company; (ii) personnel of the Company or its Affiliates at any time during the Executive’s final two (2) years of employment with the Company, if the Executive had direct or indirect supervisory duties over the personnel providing such service at the time it was provided; (iii) customers of the Company or its Affiliates with respect to whom or which Executive had access to Confidential Information at any time during Executive’s final two (2) years of employment with the Company; and (iv) prospective customers of the Company or an Affiliate that Executive solicited or had material contact with, or about whom the Executive had access to Confidential Information, at any time during the Executive’s final two (2) years of employment with the Company.

(k)         “Date of Termination” means the date of the termination of this Agreement and Executive’s employment with the Company pursuant to Section 3(b) of this Agreement.

(l)         “Disability” means the Executive’s physical or mental health incapacity, for a cumulative period of 180 days in any consecutive 12-month period during the term of this Agreement, to render the services to be performed by him under this Agreement, provided, however, that if, at the expiration of a cumulative period of 90 days during which the Executive has been so physically or mentally incapacitated, the certificate of a qualified physician of good standing acceptable to both parties shall have been obtained by the Company certifying that in the opinion of such physician such physical or mental incapacity is permanent, such incapacity also shall be deemed to be “Disability.”

(m)         “Good Reason” means the occurrence of any of the following:

(i)         a material reduction of the Executive’s Base Salary from its then current rate without the Executive’s consent, other than a reduction that also is applied to substantially all other executive officers of the Company;

(ii)        a material diminution in the responsibilities of the Executive as in effect immediately after the Effective Date without the Executive’s consent;

(iii)       a material breach of this Agreement by the Company; or

(iv)       relocation of Executive more than 30 miles from Executive’s current office location.

In each case of the above, the Executive must provide written notice to the Company of the occurrence of such action within 60 days after the action first occurs, and the Executive shall only have Good Reason to terminate his employment if the Company fails to correct such action within 30 business days following receipt of such notice.

(n)         “Postponement Period” means the period of six (6) months after a Separation From Service (or such other period as may be required by Code Section 409A), during which payments of “deferred compensation” (as defined under Section 409A) may not be made to Executive to the extent that Executive is a Specified Employee.

(o)         “Restricted Period” means the period commencing on the Effective Date and ending 24 months after the Date of Termination; provided, however, that should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

(p)         “Separation From Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

(q)         “Specified Employee” means a “specified employee” as defined under Code Section 409A(2)(b)(i), as amended from time to time.

(r)         “Trade Secrets” means all data and information, regardless of the form or medium in which it is created, preserved, reflected or stored (including in the Executive’s memory), that is not commonly known by or generally available to the public and that (i) creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets may include but is not limited to, all confidential information relating to the Company’s and its Affiliates’ research and development plans and activities; compilations of data; product plans; sales, marketing, and business plans and strategies; pricing, price lists, pricing methodologies, and profit margins; personnel; inventions, concepts, ideas, designs, and formulae; current, past, and prospective customer and supplier lists; current, past, and anticipated customer needs, preferences, and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures, and architectures.

[Signatures Follow on the Next Page]

IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement as of the date first shown above.

THE COMPANY: /s/ Ken A. Plunk J & J Snack Foods Corp By: Ken A. Plunk Title: Senior Vice President and Chief Financial Officer THE EXECUTIVE: /s/ Daniel Fachner Daniel Fachner

Schedule A

I. Current Business Activities

II. Current Non-Competitive Opportunities

If no current business activities or non-competitive opportunities are listed above, the Executive hereby acknowledges there are none.

Schedule B

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (“Agreement”) is by and between Daniel Fachner (“Executive”) and J & J Snack Foods Corp. (collectively with its affiliated entities, “the Company”). Executive and the Company may sometimes be collectively referred to hereinafter as the “Parties”.

WHEREAS, Executive’s employment with the Company was terminated effective as of ______, 202_ (the “Termination Date”), pursuant to the terms of Section 3(b) of the Executive Employment Agreement between the Parties dated as of ___________, 202_ (“Employment Agreement”);

WEHREAS, the Company and Executive desire to provide Executive with severance compensation as set forth in Severance Package __ in the Employment Agreement;

WHEREAS, the Company and Executive also desire to resolve any and all matters relating to Executive’s employment and separation from employment with the Company;

WHEREAS, the parties agree that defined terms used herein and not otherwise defined have the meaning assigned to them in the Employment Agreement.

THEREFORE, in consideration of the mutual promises and commitments set forth below, and for good and valuable consideration, the Parties hereto, intending to be legally bound, agree as follows:

1.	Termination of Employment Relationship.

A.	Executive’s employment with the Company was terminated, effective as of the Termination Date.

B.

Executive is not authorized to transact business or incur any expenses, obligations or liabilities on behalf of the Company after the Termination Date. Executive acknowledges the following: (i) Executive has received or will receive all compensation and other benefits to which Executive is due, on the Company’s regular payroll schedule, through the Termination Date; (ii) Executive has no unreported reimbursements to report or claim against the Company; and (iii) Executive has reported to the Company any and all work-related injuries incurred during employment.

C.	If Executive is covered under any of the Company’s health plans, Executive’s coverage ends on ________________, 202_. Executive may elect COBRA coverage.

2.

General Release. In consideration for Severance Package __ described in the Employment Agreement, Executive hereby voluntarily and knowingly waives, releases and forever discharges the Company and any and all of its affiliates, subsidiaries and parents and each of its and their past and present owners, shareholders, officers, directors, agents, representatives, attorneys and employees and its and their successors, heirs and assigns (collectively “Releasees”), in their capacities on behalf of the Company and in their individual capacities, of and from any and all claims, liabilities, demands, and causes of actions, whether known or unknown, which Executive may have or claim to have against any of the Releasees, arising out of or related to Executive’s employment and/or termination of employment from the Company, and which are capable of being waived by Executive, except that this release does not extend to claims relating to the validity or enforcement of this Agreement, or other non-waivable claims. This waiver and release includes, but it is not limited to:

A.

claims arising under any federal, state, or local laws including, without limitation, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the New Jersey Law Against Discrimination and the New Jersey Conscientious Employee Protection Act;

B.	claims for breach of contract, express or implied, including any claims for breach of any implied covenant of good faith and fair dealing;

C.

any tort claims, including, without limitation, any claims for personal injury, harm or damages, whether the result of intentional, unintentional, negligent, reckless, or grossly negligent acts or omissions;

D.	any whistleblower claims, as well as claims for wrongful discharge or other claims arising out of any legal restrictions on the right to terminate employees; and

E.	any claims for attorneys’ fees or costs.

Executive agrees that Executive will not file, or permit to be filed in Executive’s name or on Executive’s behalf, any lawsuit in court against any of the persons or entities released herein based upon any claim, act or event released herein which occurred on or before the date Executive executes this Agreement and Release.

Executive’s Release shall not prevent Executive from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency, or from testifying, assisting or participating in any investigation, hearing or proceeding conducted by the EEOC or any other federal, state or local agency, with respect to any law applicable to the Company administered or enforced by the EEOC or any other federal, state or local agency; provided, however, that with respect to any such actions described above in this subsection, Executive hereby waives, and releases and discharges Releasees from, to the extent allowed by applicable law, any claims by Executive for personal relief or personal recovery (such as reinstatement or monetary damages or other benefits or remedies of any sort) against the Releasees in connection with any such charge, complaint, investigation, hearing or proceeding (whether initiated by Executive, the federal, state or local agency or third parties).

3.

No Obligation to Re-employ. Executive agrees that, to the extent permitted by law, (a) the Company shall not have any obligation at any time in the future to employ Executive; and (b) if Executive seeks any employment with the Company, a rejection of Executive’s application or inquiry will not constitute a breach of this Agreement or a violation of law in any manner whatsoever by the Company.

4.

Surviving Obligations. Executive’s post-employment obligations pursuant to his Employment Agreement and any other confidentiality, non-disclosure, non-competition, non-solicitation and/or similar agreements or policies executed by Executive or entered into by and between Executive and the Company shall remain in full force and effect.

5.

No Admission of Wrongdoing. Neither this Agreement nor the furnishing or receipt of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission or evidence of any liability or unlawful conduct of any kind by the Company or Executive.

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6.	Review and Revocation Periods.

A.

Executive understands that Executive has been given a period of 21 days from the date Executive first received this Agreement in which to review and consider the Agreement (the “Consideration Period”). Executive understands that Executive may use as much or as little of the Consideration Period as Executive wishes prior to deciding whether to sign this Agreement. If Executive signs and returns this Agreement before the end of the Consideration Period, it is because Executive freely chose to do so after carefully considering its terms.

B.

Executive must sign this Agreement within the Consideration Period and return this signed Agreement to J & J Snack Foods Corp., 350 Fellowship Road, Mount Laurel, NJ 08054, Attn: Senior Vice President and General Counsel by mail or by hand or via email to MPollner@jjsnack.com so that it is received by the Company within the Consideration Period.

C.

Executive has the right to revoke this Agreement within seven (7) days after signing it. Revocation can be made only by delivering a written notice of revocation to J & J Snack Foods Corp., 350 Fellowship Road, Mount Laurel, NJ 08054, Attn: Senior Vice President and General Counsel by mail or by hand or via email to MPollner@jjsnack.com. For such revocation to be effective, it must be received by the Company no later than the seventh day after Executive signs this Agreement.

D.

Executive further acknowledges that, through this subsection, Executive has been advised by the Company to consult with an attorney of Executive’s choosing regarding this Agreement. By signing this Agreement, Executive acknowledges and agrees that Executive is entering into this Agreement knowingly and voluntarily.

E.	Executive agrees with the Company that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.

7.	Miscellaneous.

A.	Executive acknowledges that Severance Package __ constitutes payments and other benefits to which Executive would not otherwise be entitled, except as consideration for this Agreement.

B.

The Effective Date of this Agreement shall be the 8th day after Executive executes this Agreement, if Executive has not revoked the Agreement in accordance with the provisions of Section 6 of this Agreement.

C.

This Agreement shall be governed by, and enforced and interpreted in accordance with, the laws of the State of New Jersey, without regard to conflicts of law principles, and Executive hereby consents to jurisdiction in courts located in the State of New Jersey with respect to all matters arising out of, or related to, this Agreement.

D.

Executive hereby acknowledges and represents that this Agreement and the Employment Agreement contain all of the understandings and agreements between Executive and the Company regarding the subject matter hereof, and supersede all earlier negotiations and understandings, written or oral.

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E.	This Agreement may not be modified except by written agreement signed by both Executive and the Company.

F.

Headings used herein are for convenience only and are not intended to and do not construe, define, amplify or limit any of the terms or provisions hereof. The Parties agree that no ambiguity shall apply against either party hereto as the drafter of this document.

G.

The invalidity or non-enforceability of any term or provision of this Agreement shall not operate or be construed to invalidate or render unenforceable the balance of the terms and provisions contained in this Agreement, which terms and provisions shall continue to remain in full force and effect.

H.

The Parties hereto may execute this Agreement in any number of counterparts, each of which is an original but all of which constitute one and the same instrument. A facsimile or electronic signature shall be valid in place of an original signature.

8.	Significance of Executive’s Signature. Executive’s signature below indicates that Executive:

A.	has carefully read and reviewed this Agreement;

B.	fully understands all of the terms and conditions of this Agreement;

C.	fully understands that this Agreement is legally binding and that by signing it, Executive is giving up certain rights;

D.	has not relied on any other representations by the Company, whether written or oral, concerning the terms of the Agreement;

E.

has been provided 21 days to consider this Agreement (which includes a General Release), and seven (7) days to revoke it, and agrees that changes to this Agreement, whether material or immaterial, do not restart the Consideration Period;

F.	has been advised, and has had the opportunity, to consult with an attorney prior to signing the Agreement;

G.	has signed and delivered this Agreement freely and voluntarily; and

H.	is duly authorized to sign this Agreement and has not assigned or attempted to assign or give to anyone else any claim Executive has or believes that Executive may have against the Company.

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Intending to be legally bound, the Parties hereto execute this Agreement as indicated below:

EXECUTIVE:	J & J Snack Foods Corp.:
_______________________	_______________________________
Daniel Fachner	By: ____________________________ Title: ___________________________

Date: _______________	Date: _________________

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